Exhibit 99.1

News Release

MEDIA		INVESTORS
Steve Carlson	Evelyn Vega	Bob Strickland	Juan Díaz
Wells Fargo	Santander BanCorp	Wells Fargo & Company	Santander BanCorp
(515) 557-6144	(787) 777-4546	(415) 396-0523	(787) 777-4240
(515) 360-4714 (cellular)
Santander BanCorp Agrees to Purchase Island Finance
Business in Puerto Rico from Wells Fargo
     San Juan, Puerto Rico; Des Moines, Iowa — Jan. 23, 2006 — Santander BanCorp (NYSE: SBP) and Wells Fargo & Company (NYSE: WFC) announced today that they signed a definitive agreement for Santander Financial Services, Inc., a new wholly-owned subsidiary of Santander BanCorp, to acquire substantially all of the assets and business operations in Puerto Rico of Island Finance from Wells Fargo for approximately $734.5 million in cash and certain assumed liabilities. As of Dec. 31, 2005, Island Finance had approximately $627 million in loan receivables in Puerto Rico.
     Under the agreement, Santander will offer employment to substantially all team members employed by Island Finance-Puerto Rico as of the closing of the transaction. The closing of the sale, expected to occur during the first quarter of 2006, is subject to customary closing conditions, including required regulatory approvals and the absence of material adverse changes in the business or assets of Island Finance-Puerto Rico prior to closing.
     Island Finance, headquartered in San Juan, Puerto Rico, provides consumer loans and real estate-secured loans to customers through its 70 stores in Puerto Rico, as well as sales finance contracts through retail merchants. Island Finance is part of Wells Fargo Financial, the consumer finance subsidiary of Wells Fargo & Company.

     “Island Finance is an established stand-alone business that is well-positioned in Puerto Rico with about one-third of the island’s consumer finance market share,” said Tom Shippee, Wells Fargo Financial president and chief executive officer. “This sale provides clear benefits to both parties. Wells Fargo is receiving favorable terms for the business, while Santander is investing more of its resources in Puerto Rico and will be able to generate cross-sell opportunities through Island Finance with its existing operations.”
     The sale represents approximately 1 percent of Wells Fargo Financial’s total receivables. Wells Fargo & Company — as the former Norwest Corporation — acquired Island Finance from ITT Corporation in May 1995.
     “We are extremely pleased to incorporate the consumer finance business of Island Finance into the diversified financial businesses of Santander BanCorp,” said José R. González, president and chief executive officer of Santander BanCorp. “Santander has been present in the Puerto Rico market for 30 years, during which period it has grown and diversified. The acquisition of Island Finance, a leader in consumer finance for over four decades, provides further opportunities for Santander to continue its growth as a leader in financial services in Puerto Rico.”
     This transaction will combine the No. 2 market share depository institution (excluding brokered deposits) with the No. 2 market share consumer finance lender in Puerto Rico. Santander BanCorp expects the transaction to be immediately accretive to earnings per share without considering revenue synergies.
     Santander BanCorp will operate the acquired business through a new subsidiary called Santander Financial Services, Inc., which will be the operating subsidiary for Santander’s consumer finance and auto loans businesses. The acquired business will continue under the Island

Finance brand, which is one of the most recognized brand names in financial services in Puerto Rico.
     Sandler O’Neill and Partners, L.P. served as financial advisor to Santander BanCorp.
     Island Finance operations in Trinidad and Tobago, Aruba and the Netherlands Antilles (the “Lesser Antilles”) are not part of the sale agreement with Santander. Wells Fargo Financial will maintain its consumer finance presence in Latin America with stores in the Lesser Antilles as well as in Panamá and México.
     Oriol Segarra, president of Island Finance, will remain with Wells Fargo Financial as president of the company’s Latin American consumer operations. He also will oversee the recently established Wells Fargo Financial U.S. emerging markets group, which will concentrate on capturing emerging market opportunities — particularly the Hispanic market — throughout the United States.

     Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange (SBP) and on Latibex (Madrid Stock Exchange) (XSBP). Banco Santander Central Hispano, S.A (Santander) owns 91% of the outstanding common stock of Santander BanCorp. The Company has four wholly owned subsidiaries, Banco Santander Puerto Rico, Santander Securities Corporation, Santander Insurance Agency and Santander Financial Services, Inc. Banco Santander Puerto Rico has been operating in Puerto Rico for nearly three decades. It offers a full array of services through 64 branches in the areas of commercial, mortgage and consumer banking, supported by a team of over 1,400 employees. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary Santander Asset Management Corporation. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company’s website at www.santandernet.com.
     Santander (SAN.MC, STD.N) during 2005 ranked as the 9th largest bank in the world by market capitalization and the largest in the Euro Zone. Founded in 1857, Santander has €944,000 millions in managed funds, 63 million customers, more than 10,000 offices and a presence in over 40 countries. It is the largest financial group in Spain and Latin America, and is a major player elsewhere in Europe, including the United Kingdom through its Abbey subsidiary and Portugal, where it is the third-largest banking group. Through Santander Consumer, it also operates a leading consumer finance franchise in Germany, Italy, Spain and nine other European countries. As of September 2005, Santander recorded €3.878 million in net attributable profits, 36.8% more than in the previous year.
     In Latin America, Santander manages over US$140 billion in banking business volumes (loans, deposits and mutual funds) through 4,000 offices in 10 countries. As of September 2005, Santander registered in Latin America a net income of US$1,705 million, 20.8% higher than prior year.
     Wells Fargo Financial is a $57 billion company providing real estate-secured lending, automobile financing, consumer and private-label credit cards and commercial services to consumers and businesses. The company has approximately 20,700 team members and operates in 48 states across the U.S., the 10 provinces of Canada, the Caribbean, Latin America and the Pacific Rim. It is headquartered in Des Moines, Iowa. More information about Wells Fargo Financial is available at www.wellsfargofinancial.com.
     Wells Fargo & Company is a diversified financial services company with $482 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than

23 million customers from more than 6,200 stores and the Internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the United States to receive the highest possible credit rating, “Aaa,” from Moody’s Investors Service.
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